Filed Pursuant to Rule 424(b)(7)

Registration Number 333-145069

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus dated August 2, 2007)

$175,000,000 PRINCIPAL AMOUNT OF

3.75% CONVERTIBLE SENIOR NOTES DUE 2027

AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

This prospectus supplement supplements information contained in the prospectus dated August 2, 2007 covering resales by selling securityholders of our 3.75% Convertible Senior Notes due 2027 and common stock issuable upon conversion of the notes. This prospectus supplement is not complete without, and may not be delivered or utilized except in combination with, the prospectus, including any amendments or supplements thereto. This prospectus supplement is incorporated by reference into the prospectus and should be read in conjunction with the prospectus. The terms of the notes and the common stock are set forth in the prospectus.

INVESTMENT IN THE NOTES OR COMMON STOCK INVOLVES SIGNIFICANT RISKS. SEE ‘‘RISK FACTORS’’ BEGINNING ON PAGE 9 OF THE PROSPECTUS TO READ ABOUT RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING THE NOTES OR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is March 3, 2008

The section entitled “Selling Securityholders” in the prospectus is superceded in its entirety with the following:

SELLING SECURITYHOLDERS

We originally issued the notes in a private placement in May 2007 to Bear, Stearns & Co. Inc. and Banc of America Securities LLC, as representatives of the initial purchasers (the “Representatives”). The initial purchasers resold the notes to purchasers they reasonably believed to be “qualified institutional buyers” in transactions exempt from registration pursuant to Rule 144A under the Securities Act. The selling securityholders listed below and, to the extent permitted, their transferees, pledgees, donees, assignees, successors, partnership distributees and others who later hold any of the selling securityholders’ interests, to which we collectively refer as the selling securityholders, may from time to time offer and sell any and all of the notes and the shares of common stock issuable upon conversion of the notes pursuant to this prospectus or any applicable prospectus supplement. The Representatives have in the past and may in the future provide financial advisory and other services to us and our affiliates.

The following table and related footnotes show information received by us on or prior to March 3, 2008, with respect to the selling securityholders and the principal amounts of notes and our common stock issuable upon conversion of the notes beneficially owned that may be offered under this prospectus or any applicable prospectus supplement. We prepared this table based on the information supplied to us by or on behalf of the selling securityholders named in the table, and we have not sought to verify such information. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in amendments or supplements to this prospectus or any applicable prospectus supplement if and when necessary.

The selling securityholders may offer all, some or none of the notes or common stock into which the notes are convertible. Thus, we cannot estimate the amount of the notes or the common stock that will be held by the selling securityholders upon consummation of any sales. The column showing ownership after completion of the offering assumes that the selling securityholders will sell all of the securities offered by this prospectus or any applicable prospectus supplement. Unless set forth below, none of the selling securityholders has held any position or office or had any material relationship with us or our affiliates within the past three years. All of the notes were “restricted securities” under the Securities Act prior to this registration. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information about their notes in transactions exempt from the registration requirements of the Securities Act.

Name (1)	Aggregate Principal Amount of Notes at Maturity that May be Sold (2)	Shares of Common Stock Registered Hereby (3)	Shares of Common Stock Owned After Completion of this Offering
Acuity Master Fund	$1,100,000	49,775	—
Alexandra Global Master Fund Ltd.	3,500,000	158,375	—
AQR Absolute Return Master Account, L.P.	7,500,000	339,375	—
Bayerische Hypo - und Vereinsbank AG	2,115,000	95,704	—
Bear, Stearns & Co. Inc.	2,000,000	90,500	—
Caisse de dépôt et placement du Québec	6,000,000	271,500	—
CAS - HY	450,000	20,363	—
CBARB	7,000,000	316,750	—
CNH CA Master Account, L.P.	10,000,000	452,500	—
Columbia Convertible Securities Fund	5,000,000	226,250	—
CSS, LLC	4,000,000	181,000	—
DBAG London	14,100,000	638,025	—
Highbridge Convertible Arbitrage Master Fund LP	1,875,000	84,844	—
Highbridge International LLC	10,625,000	480,782	—
GCOF - HY	150,000	6,788	—
Investcorp Silverback Arbitrage Master Fund Limited	3,500,000	158,375	—
JMG Capital Partners, L.P.	3,000,000	135,750	—
JMG Triton Offshore Fund, Ltd.	2,000,000	90,500	—
KBC Convertibles MAC 28 Limited	1,000,000	45,250	—
KBC Diversified Fund, a segregated portfolio of KBC Aim Master Fund, SPC	2,000,000	90,500	—
KBC Financial Products USA Inc.	500,000	22,625	—
Lazard Asset Management	1,000,000	45,250	—
Linden Capital L.P.	12,000,000	543,000	—
Lyxor/Acuity Fund Ltd.	1,500,000	67,875	—
Nisswa Master Fund Ltd.	2,000,000	90,500	—
Peoples Benefit Life Insurance Company Teamsters	4,500,000	203,625	—
Pimco Convertible Fund	400,000	18,100	—
Polygon Global Opportunities Master Fund	10,000,000	452,500	—
Putnam Convertible Income-Growth Trust	5,870,000	264,618	—
Radcliffe SPC, Ltd.	9,500,000	429,875	—
Redbourn Partners Ltd.	7,500,000	339,375	—
Rhythm Fund, Ltd.	1,000,000	45,250	—
The Northwestern Mutual Life Insurance Company - General Account	5,000,000	226,250	—
The Northwestern Mutual Life Insurance Company - Group Annuity Separate Account	250,000	11,313	—
TQA Master Fund Ltd.	3,300,000	149,325	—
TQA Master Plus Fund Ltd.	1,200,000	54,300	—
Vicis Capital Master Fund	6,000,000	271,500	—
Zurich Institutional Benchmarks Master Fund Ltd.	700,000	31,675	—
______________

(1) Information about the other selling securityholders may be set forth in future prospectus supplements, or post-effective amendments.

(2) Total principal amount of selling securityholders listed may be more than $175,000,000 because certain of the selling securityholders may have transferred notes prior to selling pursuant to this registration statement. The maximum principal amount of notes that may be sold under this prospectus will not exceed $175,000,000.

(3) Assumes conversion of all of the holder’s notes at a conversion rate of 31.25 shares of common stock per $1,000 principal amount at maturity of the notes plus an additional 14 shares of common stock per $1,000 principal amount of notes. However, this conversion rate will be subject to adjustments, and the number of incremental shares issuable upon conversion will be subject to contingencies and adjustments, in each case as described under “Description of the Notes -- Conversion Rights” in the prospectus. As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.